FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-13

From:  Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]
Sent:  Tuesday, August 15, 2017 5:20 PM
Subject:  CGCMT 2017-B1 -- X-A Final Pricing Details (Public)

CGCMT 2017-B1 -- X-A Final Pricing Details (Public)

Co-Lead Managers and Joint Bookrunners:  Citigroup, BofA Merrill Lynch, Morgan Stanley

Class	Moody's/Fitch/DBRS	Size($mm)	Spread	Coupon	Yield	Price
X-A	Aa1(sf)/AAAsf/AAA(sf)	715.601	T+130	1.002	3.497	6.37692

Collateral Summary
Initial Pool Balance:	$941.581mm
Number of Mortgage Loans:	48
Number of Mortgaged Properties:	69
Average Cut-off Date Mortgage Loan Balance:	$19.616mm
Weighted Average Mortgage Interest Rate:	4.19366%
Weighted Average Remaining Term to Maturity/ARD (months):	116
Weighted Average Remaining Amortization Term (months):	355
Weighted Average Cut-off Date LTV Ratio:	56.3%
Weighted Average Maturity Date/ARD LTV Ratio:	51.8%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.43x
Weighted Average Debt Yield on Underwritten NOI:	12.0%
% of Mortgaged Properties with Single Tenants:	3.7%
% of Mortgage Loans with Mezzanine and Subordinate Debt:	23.7%

Property Type:	24.4% Mixed Use, 21.8% Retail, 17.7% Hospitality, 15.0% Office, 10.5% Self Storage, 7.8% Multifamily, 1.5% Manufactured Housing, 1.1% Land

Top 5 States:	33.9% NY, 13.5% CA, 13.1% LA, 7.4% TX, 6.0% WI

Risk Retention:	Combination of Vertical (Citi, MS and BofA)

Master Servicer:	Wells Fargo Bank, NA
Special Servicer:	LNR Partners, LLC
Operating Advisor:	Trimont Real Estate Advisors, LLC
Trustee:	Deutsche Bank Trust Company Americas
Cert. Administrator:	Citibank, NA

Anticipated Closing:	August 29th, 2017

IMPORTANT NOTICE REGARDING THIS OFFERING OF ASSET-BACKED SECURITIES THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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